UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report        November 7, 2007

RESOURCES CONNECTION, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction	0-32113 (Commission	33-0832424 (IRS Employer
of incorporation)	File Number)	Identification No.)

17101 Armstrong Avenue, Irvine, California	92614
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(714) 430-6400

Not applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)    On November 7, 2007, Resources Connection, Inc. (“Resources”) announced its hiring of Nathan W. Franke for the position of Executive Vice President and Chief Financial Officer. Mr. Franke, age 46, will join Resources’ operating entity, Resources Global Professionals, effective November 26, 2007, and will serve as the company’s principal financial officer reporting to the company’s Chief Executive Officer. He will be responsible for all financial aspects of Resources’ operations including financial reporting and investor relations, among others.

Prior to joining Resources, Mr. Franke was a senior audit partner with the firm of Deloitte & Touche LLP for more than 22 years. During the last 12 years, Mr. Franke has worked primarily with publicly-traded companies in the consumer and technology industries. Resources issued a press release today announcing Mr. Franke’s hire. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by this reference.

The Company hired Mr. Franke pursuant to a written offer letter. A copy of the offer letter is attached as Exhibit 99.2 hereto and incorporated herein by this reference. The offer letter provides, among other things, that Mr. Franke will receive a base salary of $300,000 per year. In connection with his hiring, Mr. Franke was awarded 25,000 stock options pursuant to the company’s 2004 Performance Incentive Plan, to be granted on the next option award date applicable to his hire. The stock options are scheduled to vest in annual installments over four years.

Item 9.01 Financial Statements and Exhibits.

(c)    Exhibits.

99.1	Text of press release, dated November 7, 2007.

99.2	Text of offer letter, dated November 6, 2007 between Nathan W. Franke and Resources Global Professionals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCES CONNECTION, INC.

Date: November 7, 2007
By: /s/ Donald B. Murray

Donald B. Murray
Chief Executive Officer